Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of January 27, 2017, by and between COCA-COLA REFRESHMENTS USA, INC. a Delaware corporation (“Seller”), and COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Buyer”). Seller and Buyer are sometimes individually referred to in this Amendment as a “Party” and collectively as the “Parties.” Capitalized terms that are not otherwise defined herein have the respective meanings as ascribed thereto in the Purchase Agreement (as defined herein).

WHEREAS, the Parties entered into an Asset Purchase Agreement dated September 1, 2016, together with all exhibits and the Disclosure Schedule (the “Disclosure Schedule”) thereto (the “Purchase Agreement”); and

WHEREAS, the Parties desire to amend the Purchase Agreement in accordance with this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

1. Amendment. The Purchase Agreement shall be amended as follows:

(a) Section 2.03(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Final Closing. On the Business Day which is the Sellers’ last accounting day in the fiscal month commencing with March 2017 in which the conditions set forth in Article VII that are contemplated to be satisfied prior to the Final Closing are satisfied or are waived by the party entitled to grant such waiver, or on such other date as the Sellers and the Buyer may agree, the sale and purchase of the Final Closing Transferred Assets and the assumption of the Final Closing Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Final Closing”) that will be held at the offices of King & Spalding LLP, 1180 Peachtree Street NE, Atlanta, GA 30309, at 9:00 a.m. Eastern Time or such other place, time or means (including electronically) as the Sellers and the Buyer may agree in writing. The date on which the Final Closing takes place is referred to herein as the “Final Closing Date”.

(b) Section 5.01(c)(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

make any commitments with respect to capital expenditures in excess of $500,000 with respect to any individual item or project or in excess of (A) with respect to the portion of the Business in the Initial Closing Territory, $1,100,000 in the aggregate with respect to all such capital expenditures, (B) with respect to the portion of the Business in the first Interim Closing Territory, $3,550,000 in the aggregate with respect to all such capital expenditures, (C) with respect to the portion of the Business in the second Interim Closing Territory, $3,250,000 in the aggregate with respect to all such capital expenditures, and (D) with respect to the portion of the Business in the Final Closing Territory, $3,700,000 in the aggregate with respect to all such capital expenditures, except in each case for (x) capital expenditures set forth on Section 5.01 of the Disclosure Schedule for the portion of the Business in the applicable Territory and (y) expenditures or commitments necessary to rectify matters relating to emergencies or life and safety or quality matters with respect to which the Sellers shall notify the Buyer in writing within thirty (30) days after making;

(c) Section 7.02(b)(ii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Initial CBA. The Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Initial CBA with respect to the portion of the Business conducted in the applicable Interim Closing Territory; provided if an Interim Closing occurs on the same date as the Final Closing, the Buyer shall have executed and delivered, or caused to be executed and delivered, to the Sellers the Final CBA with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(d) Section 7.02(c)(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

Initial CBA. Each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Initial CBA with respect to the portion of the Business conducted in the applicable Interim Closing Territory; provided if an Interim Closing occurs on the same date as the Final Closing, each of the Sellers (as applicable) shall have executed and delivered, or caused to be executed and delivered, to the Buyer the Final CBA with respect to the portion of the Business conducted in the applicable Interim Closing Territory.

(e) Exhibit F of the Purchase Agreement is hereby amended and restated in its entirety as reflected on Annex A hereto.

(f) The Disclosure Schedule is hereby amended, or amended and restated, as applicable, as reflected on Annex B hereto.

2. No Other Amendments. Except as expressly amended hereby, the provisions of the Purchase Agreement are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the Parties under the Purchase Agreement. All references to “this Agreement” contained in the Purchase Agreement shall be deemed to refer to the Purchase Agreement, as amended by this Amendment.

3. Other Provisions. The following provisions from the Purchase Agreement shall be incorporated into, and be effective with respect to, this Amendment as if set forth herein in their entirety: Sections 10.02 (Notices), 10.08 (Amendment), 10.10 (Governing Law and Dispute Resolution), 10.11 (Waiver of Jury Trial), 10.14 (Rules of Construction) and 10.15 (Counterparts).

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has duly executed this Amendment as of the date first written above.

COCA-COLA REFRESHMENTS USA, INC.

By:	/s/ J. Alexander M. Douglas, Jr.
	Name:	J. Alexander M. Douglas, Jr.
	Title:	President, Coca-Cola North America

COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ James E. Harris
	Name:	James E. Harris
	Title:	Executive Vice President

Signature Page to Amendment No. 1 to Asset Purchase Agreement

ANNEX A

See attached.

EXHIBIT F

TERRITORY

Initial Closing Territory

The Initial Closing Territory is generally comprised of the geographic territory in Indiana, Kentucky, Ohio and West Virginia supplied by the Sellers’ sales centers identified as Cincinnati, Dayton, Lima, Portsmouth and Louisa (the “Initial Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the Initial Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the Initial Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the Initial Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the Initial Closing to which Covered Beverages (as defined in the Comprehensive Beverage Agreement) and Related Products (as defined in the Comprehensive Beverage Agreement) are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the Initial Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the Initial Closing Sales Centers.

First Interim Closing Territory

The first Interim Closing Territory is generally comprised of the geographic territory in Indiana, Illinois and Ohio supplied by the Sellers’ sales centers identified as Anderson, Fort Wayne, Lafayette, South Bend and Terre Haute (the “First Interim Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the First Interim Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the first Interim Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the first Interim Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the first Interim Closing to which Covered Beverages and Related Products are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the first Interim Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the First Interim Closing Sales Centers.

Second Interim Closing Territory

The second Interim Closing Territory is generally comprised of the geographic territory in Illinois and Indiana supplied by the Sellers’ sales centers identified as Indianapolis and Bloomington (the “Second Interim Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the Second Interim Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the second Interim Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the second

Interim Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the second Interim Closing to which Covered Beverages and Related Products are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the second Interim Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the Second Interim Closing Sales Centers.

Final Closing Territory

The Final Closing Territory is generally comprised of the geographic territory in Ohio supplied by the Sellers’ sales centers identified as Columbus and Mansfield (the “Final Closing Sales Centers”), as well as such currently unserved outlets within a territory that would reasonably be expected to be supplied by the Final Closing Sales Centers if any such outlet was to become a customer. The precise geographic boundaries of the Final Closing Territory will be mutually agreed upon by the parties to the Agreement (and, to the extent applicable, any third party brand owners) prior to the Final Closing, which the parties anticipate will include all customer outlets within CCR’s territory immediately prior to the Final Closing to which Covered Beverages and Related Products are supplied as of such time or were supplied during the most recent four (4) fiscal quarters completed on or prior to the Final Closing (or an outlet that would reasonably be expected to be supplied if such location became a customer), in each case, by the Final Closing Sales Centers.